Exhibit 99.1

For Immediate Release
Contact: Robert Copple or Nikki Sacks
972-665-1500
CINEMARK REPORTS RESULTS FOR FIRST QUARTER 2009
Plano, TX, May 7, 2009 — Cinemark Holdings, Inc. (NYSE: CNK), a leading motion picture exhibitor, today reported results for the three months ended March 31, 2009.
Cinemark Holdings, Inc.’s attendance for the three months ended March 31, 2009 increased by 8.9% compared to the three months ended March 31, 2008. The Company’s total revenues for the three months ended March 31, 2009 increased to $425.8 million from $401.0 million for the three months ended March 31, 2008. During the three months ended March 31, 2009, admissions revenues increased to $279.9 million and concession revenues increased to $130.0 million.
Adjusted EBITDA for the three months ended March 31, 2009 increased 16.4% to $98.0 million from $84.2 million for the three months ended March 31, 2008. Reconciliations of non-GAAP financial measures are provided in the financial schedules accompanying this press release.
“The box office recorded its strongest first quarter in history, further demonstrating the resiliency of the industry in the midst of a challenging economic environment. Our results outperformed the already-strong industry performance, driven by an approximate 9% increase in attendance in both our domestic and international markets as well as growth in both average ticket prices and concession revenues per patron in local currencies. We expect consumers will continue to view the cinema as one of the most convenient and affordable forms of entertainment, offering a strong value proposition in today’s economy. We look forward to a promising lineup of films during the remainder of 2009,” stated Alan Stock, Cinemark’s Chief Executive Officer.
Net income attributable to Cinemark Holdings, Inc. for the three months ended March 31, 2009 was $17.6 million compared to $5.3 million for the three months ended March 31, 2008.
The Company had cash of approximately $306 million as of March 31, 2009. The Company has long-term debt, net of cash, of approximately $1.21 billion as of March 31, 2009.
On March 31, 2009, the Company’s aggregate screen count was 4,846. As of March 31, 2009, the Company had signed commitments to open eight new theatres with 77 screens during the remainder of 2009 and open five new theatres with 74 screens subsequent to 2009.
Conference Call
The Company will host a conference call and audio webcast with investors, analysts and other interested parties today at 8:30 Eastern time. The call can be accessed live over the phone by dialing (800) 374-1346, or for international callers, (706) 679-3149. A replay will be available shortly after the call and can be accessed by dialing (800) 642-1687, or for international callers, (706) 645-9291. The passcode for the replay is 97081492. The replay will be available until May 10, 2009.

About Cinemark Holdings, Inc.
Headquartered in Plano, TX, Cinemark is a leader in the motion picture exhibition industry. As of March 31, 2009, Cinemark operates 420 theatres and 4,846 screens in 39 states in the United States and internationally in 12 countries, including Brazil, Mexico, Argentina, Chile, Ecuador, Peru, Honduras, El Salvador, Nicaragua, Costa Rica, Panama and Colombia. For more information go to www.cinemark.com.
Forward-looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The “forward-looking statements” include our current expectations, assumptions, estimates and projections about our business and our industry. They include statements relating to future revenues, expenses and profitability, the future development and expected growth of our business, projected capital expenditures, attendance at movies generally or in any of the markets in which we operate, the number or diversity of popular movies released and our ability to successfully license and exhibit popular films, national and international growth in our industry, competition from other exhibitors and alternative forms of entertainment and determinations in lawsuits in which we are defendants. You can identify forward-looking statements by the use of words such as “may,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future” and “intends” and similar expressions which are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. In evaluating forward-looking statements, you should carefully consider the risks and uncertainties described in the “Risk Factors” section or other sections in the Company’s Annual Report on Form 10-K filed March 13, 2009 and quarterly reports on Form 10-Q. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements and risk factors. Forward-looking statements contained in this press release reflect our view only as of the date of this press release. We undertake no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Cinemark Holdings, Inc.
Financial and Operating Summary
(unaudited, in thousands)

	Three months ended
	March 31,
	2009	2008
Statement of Income Data:
Revenues
Admissions	$279,883	$262,367
Concession	130,031	122,157
Other	15,886	16,492

Total revenues	425,800	401,016

Cost of operations
Film rentals and advertising	147,126	138,140
Concession supplies	19,717	18,749
Facility lease expense	55,738	56,322
Other theatre operating expenses	93,078	90,752
General and administrative expenses	21,788	20,572
Depreciation and amortization	36,456	38,111
Impairment of long-lived assets	1,039	4,487
(Gain) loss on sale of assets and other	272	(199)

Total cost of operations	375,214	366,934

Operating income	50,586	34,082
Interest expense (1)	(25,464)	(32,073)
Loss on early retirement of debt	—	(40)
Distributions from NCM	6,579	5,182
Other income	1,293	2,893

Income before income taxes	32,994	10,044
Income taxes	14,643	3,641

Net income	$18,351	$6,403
Less: Net income attributable to noncontrolling interests	786	1,152

Net income attributable to Cinemark Holdings, Inc.	$17,565	$5,251

Earnings per share attributable to Cinemark Holdings, Inc.’s common stockholders:
Basic	$0.16	$0.05

Diluted	$0.16	$0.05

Other Financial Data:
Adjusted EBITDA (2)	$97,988	$84,160

	As of	As of
	March 31,	December 31,
	2009	2008
Balance Sheet Data:
Cash and cash equivalents	$305,504	$349,603
Theatre properties and equipment, net	1,227,048	1,208,283
Total assets	3,087,741	3,065,708
Long-term debt, including current portion	1,513,536	1,508,462
Stockholders’ equity	823,296	824,227

	Three months ended
	March 31,
	2009	2008
Other operating data:
Attendance (patrons, in thousands):
Domestic	37,268	34,291
International	16,855	15,435

Worldwide	54,123	49,726

Average ticket price (in dollars):
Domestic	$6.05	$5.91
International	$3.24	$3.86
Worldwide	$5.17	$5.28

Concession revenues per patron (in dollars):
Domestic	$2.84	$2.82
International	$1.43	$1.65
Worldwide	$2.40	$2.46

Average screen count (month end average):
Domestic	3,759	3,648
International	1,035	1,010

Worldwide	4,794	4,658

Segment Information
(unaudited, in thousands)

	Three months ended
	March 31,
	2009	2008
Revenues
U.S.	$341,445	$308,799
International	85,195	93,109
Eliminations	(840)	(892)

Total revenues	$425,800	$401,016

Adjusted EBITDA (2)
U.S.	$81,719	$64,876
International	16,269	19,284

Total Adjusted EBITDA	$97,988	$84,160

Capital expenditures
U.S.	$16,251	$25,895
International	6,621	4,906

Total capital expenditures	$22,872	$30,801

Reconciliation of Adjusted EBITDA
(unaudited , in thousands)

	Three months ended
	March 31,
	2009	2008
Net income	$18,351	$6,403
Income taxes	14,643	3,641
Interest expense (1)	25,464	32,073
Loss on early retirement of debt	—	40
Other income	(1,293)	(2,893)
Depreciation and amortization	36,456	38,111
Impairment of long-lived assets	1,039	4,487
(Gain) loss on sale of assets and other	272	(199)
Deferred lease expenses (3)	1,088	1,232
Amortization of long-term prepaid rents (3)	390	404
Share based awards compensation expense (4)	1,578	861

Adjusted EBITDA (2)	$97,988	$84,160

(1)	Includes amortization of debt issue costs and excludes capitalized interest.

(2)	Adjusted EBITDA as calculated in the chart above represents net income before income taxes, interest expense, loss on early retirement of debt, other income, depreciation and amortization, impairment of long-lived assets, (gain) loss on sale of assets and other, changes in deferred lease expense, amortization of long-term prepaid rents and share based awards compensation expense. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt. In addition, we use Adjusted EBITDA for incentive compensation purposes.

(3)	Non-cash expense included in facility lease expense.

(4)	Non-cash expense included in general and administrative expenses.

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